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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Cobalt Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cobalt Corporation
401 West Michigan Street
Milwaukee, Wisconsin 53203
(414) 226-6900

     April 25, 2001

To All Shareholders:

    You are cordially invited to attend the Company's 2001 Annual Meeting of Shareholders on May 30, 2001, in Chicago, Illinois.

    The Annual Meeting will begin promptly at 11:00 a.m. at the Chicago Marriott O'Hare located at 8535 West Higgins Road, Chicago, Illinois.

    The official Notice of Annual Meeting, Proxy Statement and appointment of proxy form are included with this letter. The matters listed in the Notice of Annual Meeting are described in detail in the Proxy Statement.

    The vote of every shareholder is important to us. Please note that returning your completed proxy will not prevent you from voting in person at the Annual Meeting if you wish to do so. Your cooperation in promptly signing, dating and returning your proxy will be greatly appreciated.

Sincerely,

Thomas R. Hefty Chairman of the Board, President and Chief Executive Officer

Cobalt Corporation

401 West Michigan Street
Milwaukee, Wisconsin 53203
(414) 226-6900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Holders of Common Stock of
Cobalt Corporation:

    The Annual Meeting of the Shareholders (the "Meeting") of Cobalt Corporation (the "Company" or "Cobalt") will be held at the Chicago Marriott O'Hare located at 8535 West Higgins Road, Chicago, Illinois on Wednesday, May 30, 2001 at 11:00 a.m. local time, for the following purposes:

  1.
  To elect three directors of the Company for terms expiring at the 2004 Annual Meeting of Shareholders;

  2.
  To transact any other business as may properly come before the Meeting or any adjournments or postponements thereof.

    Only shareholders of record at the close of business on April 13, 2001, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting or any adjournments or postponements thereof.

    A copy of the Proxy Statement furnished in connection with the solicitation of proxies by the Company's Board of Directors for use at the Meeting accompanies this Notice.

    Shareholders who cannot attend in person are requested to date, fill in, sign and return the enclosed proxy form in the envelope provided. You may revoke your proxy at any time prior to the voting thereof by advising the Secretary of the Company in writing (by subsequent proxy or otherwise) of such revocation at any time before it is voted.

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

Stephen E. Bablitch, Secretary

Milwaukee, Wisconsin
April 25, 2001

Cobalt Corporation

PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cobalt Corporation (the "Company" or "Cobalt") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the Chicago Marriott O'Hare located at 8535 West Higgins Road, Chicago, Illinois on Wednesday, May 30, 2001 at 11:00 a.m. local time, and at any adjournments or postponements thereof. At the Meeting, shareholders of the Company will consider and vote upon: (i) the election of three directors of the Company for terms expiring at the 2004 Annual Meeting of Shareholders; and (ii) such other business as may be properly brought before the Meeting.

    In March 2001, the Company completed a restructuring (which we sometimes refer to as the "Combination") whereby:

  1.
  Blue Cross & Blue Shield United of Wisconsin ("BCBSUW") converted its form of ownership to a stock insurance corporation;

  2.
  BCBSUW issued all of its outstanding stock to Wisconsin BC Holdings LLC ("BC Holdings"), a subsidiary of Wisconsin United for Health Foundation, Inc. (the "Foundation");

  3.
  BC Holdings exchanged all of the outstanding stock of BCBSUW with the Company for 31,313,390 shares of common stock, no par value, of the Company ("Common Stock") and $500,000 in cash;

  4.
  BC Holdings contributed the 31,313,390 shares of Common Stock and $500,000 cash to the Foundation; and

  5.
  The Company, which was previously known as United Wisconsin Services, Inc., changed its name to "Cobalt Corporation."

    As a result, BCBSUW is now a wholly owned subsidiary of the Company, and the Foundation now owns 31,313,390 shares of Common Stock, representing approximately 77.5% of the outstanding Common Stock.

    Only holders of record of shares of Common Stock at the close of business on April 13, 2001, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting. Shareholders will be entitled to one vote for each share of Common Stock held. On April 13, 2001, 40,412,393 shares of Common Stock were issued and outstanding and entitled to vote at the Meeting.

    Thomas R. Hefty, Janet D. Steiger and Kenneth M. Viste, Jr., M.D. have been nominated for election to the Company's Board of Directors with terms expiring in 2004. The Board of Directors expects all nominees for directors to be available for election. In case any nominee for director is not available, the proxy holders may vote for a substitute.

    Returning your completed proxy form will not prevent you from voting in person at the Meeting should you be present and wish to do so. You may revoke your proxy at any time before it is voted by advising the Secretary of the Company of such revocation in writing (by subsequent proxy or otherwise).

    The Company knows of no specific matter to be brought before the Meeting that is not referred to in the Notice of Annual Meeting. If any such matter properly comes before the Meeting, it is the intention of the persons acting pursuant to the enclosed appointment of proxy form to vote the shares represented thereby in accordance with their best judgment.

    Directors will be elected at the Meeting by a plurality of the votes cast at the Meeting. Abstentions will be included in the determination of shares present and voting for purposes of determining whether a quorum exists. Broker non-votes will not be so included. Neither abstentions nor broker non-votes are counted in determining whether a proposal has been approved. Pursuant to the Voting Trust and Divestiture Agreement which is described on Page 20 of this Proxy Statement, the Foundation is required to vote its 31,313,390 shares of Common Stock "FOR" the nominees for directors listed on Page 4 of this Proxy Statement. Accordingly, those nominees will be elected as directors.

    Officers and other employees of the Company may solicit proxies by personal interview, telephone and facsimile, in addition to the use of the mails, but will receive no additional compensation for such activities. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares of the Common Stock held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses.

    The Annual Report to Shareholders for the year ended December 31, 2000, the Notice of the Meeting, this Proxy Statement and the accompanying appointment of proxy form were first mailed to shareholders on or about April 25, 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of shares of the Common Stock as of March 31, 2001 by each shareholder known to the Company to own beneficially more than five percent (5%) of the shares of the Common Stock outstanding, by each director of the Company, each person nominated to be a director, each of the executive officers of the Company who appear in the Summary Compensation Table below, and all directors and officers of the Company as a group. Unless otherwise indicated, each shareholder listed below has sole voting and dispositive power with respect to shares of the Common Stock beneficially owned.

Name	Number of Shares Beneficially Owned(3)	Percent of Class
Wisconsin United for Health Foundation, Inc.(1)(2)	31,313,390	77.5%
Thomas R. Hefty(4)(5)	476,279	*
Stephen E. Bablitch(4)(5)	162,606	*
Gail L. Hanson(5)	73,914	*
James E. Hartert, M.D.(5)	72,547	*
Penny J. Siewert(5)	180,551	*
Richard A. Abdoo	12,426	*
Barry K. Allen	12,000	*
James L. Forbes	8,126	*
Michael S. Joyce	0	*
D. Keith Ness, M.D.	0	*
William C. Rupp, M.D.	2,000	*
Janet D. Steiger	0	*
Kenneth M. Viste, Jr., M.D.	1,000	*
All directors and executive officers as a group (13 persons)(5)	1,001,449	2.5%

*
Amount represents less than 1% of the total shares of the Common Stock issued and outstanding.

(1)
The address for Wisconsin United for Health Foundation, Inc. is 10 East Doty Street, Madison, Wisconsin 53701.

(2)
Based on the Schedule 13D filed with the Company pursuant to the Securities Exchange Act of 1934, as amended, by such beneficial owner.

(3)
Includes the following number of shares covered under options exercisable within 60 days of March 31, 2001: Mr. Hefty, 446,079; Ms. Siewert, 174,869; Mr. Bablitch, 156,647; Dr. Hartert, 70,715; Ms. Hanson, 70,600; Mr. Abdoo, 6,626; Mr. Forbes, 6,626; and Mr. Allen, 2000; and all directors and executive officers as a group, 934,162.

(4)
Includes the following shares owned jointly with such person's spouse, with respect to which such person shares voting power and dispositive power: Mr. Hefty, 14,000 shares; and Mr. Bablitch, 1,000 shares. Also includes the following shares owned separately by such person's spouse or child, with respect to which such person shares voting power and dispositive power: Mr. Hefty, 750 shares owned by spouse.

(5)
Includes the following shares held under the Company's 401(k) plan, as to which such person has dispositive power: Mr. Hefty, 5,950; Ms. Siewert, 4,332; Ms. Hanson, 2,377; Mr. Bablitch, 1,959; Dr. Hartert, 1,832; and all directors and executive officers as a group, 16,450.

ITEM 1—ELECTION OF DIRECTORS

    The Company's bylaws fix the number of directors at nine. The Board of Directors is divided into three classes, whose members each serve terms of three years (and until their successors are elected and qualified). The terms of one of the three classes expire at each annual meeting of shareholders.

    In connection with the Combination described on page 1 of this Proxy Statement, four former members of the Board of Directors were replaced by new directors who were appointed to serve until the expiration of the term for that respective director's seat, when a successor is elected. The former directors, their corresponding replacement and terms are as follows: Carol N. Skornicka replaced by Janet D. Steiger (2001); James C. Hickman replaced by Kenneth M. Viste, Jr., M.D.; (2001); Michael D. Dunham replaced by D. Keith Ness, M.D. (2002); and Eugene A. Menden replaced by Michael S. Joyce (2003).

    Ms. Steiger and Messrs. Hefty and Viste are in the class of directors whose terms expire at the Meeting and have been nominated to serve as directors for terms expiring at the Annual Meeting of Shareholders in 2004 and until their successors are elected and qualified. The terms of Messrs. Forbes, Ness and Rupp will expire at the Annual Meeting of the Shareholders in 2002. The terms of Messrs. Abdoo, Allen and Joyce will expire at the Annual Meeting of Shareholders in 2003. There are no family relationships among any of the directors, nominees and/or executive officers of the Company.

    For purposes of this Item 1, as well as references throughout the remainder of the Proxy Statement, the terms "Predecessor Corporation" and "AMSG" refer to the Company's predecessor corporation, "American Medical Security Group, Inc."

    The nominees standing for election have been approved by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. The name and age as of March 31, 2001, and certain additional information, as to each such nominee and each Director serving an unexpired term are as follows:

NOMINEES STANDING FOR ELECTION

     NOMINEES FOR ELECTION AT THIS MEETING WITH TERMS EXPIRING IN 2004

Name and Age	Principal Occupation During Past Five Years
Thomas R. Hefty Age: 53	Director of the Company since 1998; Director of AMSG from 1983 through 1998; Chairman of the Board, President and Chief Executive Officer of the Company since 1998; President of AMSG from 1986 through 1998 and Chairman of the Board and Chief Executive Officer of AMSG from 1991 through 1998; Chairman of the Board and Director of BCBSUW since 1988; President of BCBSUW since 1986; Deputy Insurance Commissioner for the Office of the Commissioner of Insurance for the State of Wisconsin from 1979 to 1982; Director of Artisan Funds, Inc., an investment company registered under the Investment Company Act of 1940, as amended.
Janet D. Steiger Age: 61
Director of the Company since 2001; Director of BCBSUW from 1998 through 2001; Member of the United States Federal Trade Commission from 1989 to 1997; Chairman of the Federal Trade Commission from 1989 to 1995; Chairman of the Postal Rate Commission from 1982 to 1989; Chairman of the Congressional Commission to Assess Veterans Education Policy from 1987 to 1989; Postal Rate Commissioner from 1980 to 1989.

Kenneth M. Viste, Jr., M.D. Age: 59
Director of the Company since 2001; Director of BCBSUW from 1992 through 2001; Practicing physician in neurology; Principal of Lakeside Neurocare, Limited, Oshkosh and Fond du Lac, Wisconsin; Director of the Physical Rehabilitation Unit of Mercy Medical Center, Oshkosh, Wisconsin, since 1974, and of the Physical Rehabilitation Unit of St. Agnes Hospital, Fond du Lac, Wisconsin, since 1983; Clinical Professor of Neurology at the University of Wisconsin Medical School since 1995; President of the American Academy of Neurology from 1995 to 1997; President of the State Medical Society of Wisconsin from 1987 to 1988.
CONTINUING DIRECTORS
DIRECTORS WHOSE TERMS CONTINUE UNTIL 2002
James L. Forbes Age: 68
Director of the Company since 1998; Director of AMSG from 1991 through 1998; Director of BCBSUW from 1974 to 2001. Chairman and Chief Executive Officer and Director of Badger Meter, Inc., a manufacturer of products using flow measurement technology, since 1999; President and Chief Executive Officer of Badger Meter, Inc. from 1987 to 1999. Director of Universal Foods Corporation (d.b.a. Sensient Technologies Corporation), an ingredient manufacturer and Journal Communications, Inc.
D. Keith Ness, M.D. Age: 52
Director of the Company since 2001; Director of BCBSUW from 1998 through 2001; Practicing family physician since 1978; Director, President and interim Chief Executive Officer of Community Physician's Network, a group of primary care physicians, since 1994; Medical Director of Heritage Manor Nursing Home since 1996.
William C. Rupp Age: 54
Director of the Company since 1998; Director of AMSG from 1997 through 1998; President and Chief Executive Officer of Luther/Midelfort Mayo Health System since 1994; President of Midelfort Clinic since 1991; practicing physician in oncology since 1982.
DIRECTORS WHOSE TERMS CONTINUE UNTIL 2003
Richard A. Abdoo Age: 57
Director of the Company since 1998; Director of AMSG from 1991 through 1998; President and Chief Executive Officer of Wisconsin Energy Corporation, a diversified energy services holding company since May 1991; Chairman of the Board and Chief Executive Officer of Wisconsin Electric Power Company since 1990; Director of Wisconsin Energy Corporation since 1988; Director of Wisconsin Electric Power Company since 1989; Chairman of the Board and Chief Executive Officer of Wisconsin Natural Gas Company from 1990 to 1995; Director of Wisconsin Natural Gas Company from 1989 to 1995; Director of Marshall & Ilsley Corporation, a bank holding company, Universal Foods Corporation (d.b.a. Sensient Technologies Corporation), an ingredient manufacturer, and A.R. Steel Corp., a producer of flat-rolled carbon, stainless and electrical steels.

Barry K. Allen Age: 52
Director of the Company since 2000; President of Allen Enterprises, LLC since August 2000; President of Ameritech Corporation from October 1999 to July, 2000; Executive Vice President of Ameritech from 1997 to 1999; Senior Vice President of Ameritech from 1995 to 1997; President and Chief Operating Officer of Marquette Electronics, Inc. from 1993 to 1995; President and Chief Executive Officer of Wisconsin Bell, Inc. from 1989 to 1993; President and Chief Executive Officer of Ameritech Publishing, Inc. from 1987 to 1989; Director of Harley-Davidson Inc., Fiduciary Management, Inc., an investment advisory firm, and First Business Bank-Milwaukee.
Michael S. Joyce Age: 58
Director of the Company since 2001; Director of BCBSUW from 1996 through 2001; President and Chief Executive Officer of the Lynde and Harry Bradley Foundation, Milwaukee, Wisconsin, since 1986; President of the John M. Olin Foundation, New York, New York, from 1978 to 1986; President of the Goldseker Foundation, Baltimore, Maryland, from 1975 to 1978.

The affirmative vote of a plurality of the votes cast is required for the election of directors. Unless otherwise specified, the shares of the Common Stock represented by the proxies returned to the Company will be voted in favor of the election of the above-described nominees. If, at or prior to their election, any one or more of the nominees is unwilling or unable to serve, the proxies shall have discretionary authority to select and/or vote for substituted nominees. Pursuant to the Voting Trust and Divestiture Agreement which is described on Page 20 of this Proxy Statement, the Foundation is required to vote its 31,313,390 shares of Common Stock "FOR" the nominees for directors listed on Page 4 of this Proxy Statement. Accordingly, those nominees will be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE  FOR THE NOMINEES FOR DIRECTOR.

  Meetings of the Board of Directors and Committees of the Board of Directors

    In 2000, the Board of Directors held six meetings. During 2000, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of the Board of Directors held during his or her tenure as a Board or committee member. The Board of Directors has standing Executive, Finance, Management Review and Audit Committees.

    The Executive Committee discharges certain responsibilities of the Board of Directors when so instructed by the Board and studies proposals and makes recommendations to the Board. Specifically, the Executive Committee has the authority to approve long range corporate and strategic plans, advise and consult with management on corporate policies, approve the annual operating plan and approve major changes in policy affecting new services and programs. The Executive Committee held no meetings during 2000. The members of the Executive Committee are Messrs. Hefty (Chairman), Allen, Forbes, Joyce, and Rupp.

    The Finance Committee approves investment policies and plans and approves the investment of funds of the Company, consults with management regarding real estate, accounts receivable and other assets, determines the amounts and types of insurance carried by the Company, advises and consults with management regarding selection of insurance carriers and corporate tax policies and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The Finance Committee held five meetings during 2000. The members of the Finance Committee are Messrs. Rupp (Chairman), Hefty, Ness, and Viste.

    The Management Review Committee evaluates the performance of the Company's executive officers, approves executive officer development programs, determines the compensation of the executive officers and reviews management's recommendations as to the compensation of other key personnel, acts as the nominating committee for officers and directors and makes recommendations to the Board of Directors regarding the types, methods and levels of director compensation, administers the compensation plans for the officers, directors and key employees, and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The Management Review Committee will consider a nominee for election to the Board of Directors recommended by a shareholder if the shareholder submits the nomination in compliance with the requirements of the Company's bylaws relating to nominations by shareholders. The Management Review Committee held four meetings during 2000. The members of the Management Review Committee are Messrs. Forbes (Chairman), Allen, Joyce, and Ms. Steiger.

    The Audit Committee reviews the scope and timing of the audit of the Company's financial statements and reviews with the Company's independent public accountants, the Company's management policies and procedures with respect to auditing and accounting controls. In May 2000, the Audit Committee adopted a charter, a copy of which is attached as Appendix A to this Proxy Statement. The Audit Committee also reviews with the independent public accountants the audited financial statements for the Company and the auditors' reports and management letter. In addition, it reviews and evaluates conflict of interest statements and discharges certain other responsibilities of the Board of Directors when so instructed by the Board. The Audit Committee held five meetings during 2000. The members of the Audit Committee, all of whom are "independent" directors as that term is defined in applicable rules adopted by the New York Stock Exchange, are Messrs. Allen (Chairman), Abdoo, Forbes, and Ms. Steiger.

AUDIT COMMITTEE REPORT

    The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of and to report the results of their activities to the Board of Directors. Management has the primary responsibility for preparing the Company's financial statements and the reporting process including the systems of internal controls. The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed with the Company's internal and external auditors the overall scope and other aspects of their respective audits. This included a discussion of the quality, not just the acceptability, of the accounting principles applied, and the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

    The Company's independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with the independent auditors the judgments of the independent auditors as to the quality, not just the acceptability, of the Company's accounting principles and such other matters that the independent auditors are required to discuss with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." In addition, the Audit Committee has discussed with the independent auditors the independence of the auditors from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee considered the compatibility of nonaudit services with the auditors' independence.

    The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Audit Committee also met with the internal auditor to discuss the results of internal audit examinations.

    Based upon the Audit Committee's reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Audit Committee has also recommended to the Board the selection of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for 2001.

AUDIT COMMITTEE
Eugene A. Menden, Chairman
Richard A. Abdoo
Michael D. Dunham
James C. Hickman

  Compensation of Directors

    Directors who are officers or employees of Cobalt receive no compensation as such for service as members of the Board of Directors or committees of the Board. In 2000, a director who was not an officer or employee of Cobalt received a fee of $1,100 for each Board or committee meeting attended, and a monthly retainer of $1,250. In addition, each Committee Chairman received a monthly fee of $250. Also, pursuant to the Company's Equity Incentive Plan, each director is granted in connection with his or her services as a director, an option to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.

  Nominations for Directors by Shareholders

    The Board of Directors will consider a nominee for election to the Board recommended by a shareholder if the shareholder submits the nomination in compliance with the requirements of the Company's bylaws relating to nominations by shareholders. Article III, Section 3.04(e) of the Company's bylaws provides that if a shareholder desires to make a nomination for the election of directors at an annual meeting, he or she must give timely written notice of the nomination to the Secretary of the Company. Notice is timely if received by the Secretary at the Company's principal office not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. The notice must set forth the shareholder's name and address as they appear on the Company's books; the class and number of shares of Common Stock beneficially owned by such shareholder; a representation that such shareholder is a holder of record of shares entitled to vote at the meeting and intends to appear at the meeting, in person or by proxy, to make the nomination; the name and residence address of the nominee; a description of all arrangements or understandings between the shareholder and the nominee (and any other person or persons) pursuant to which the nomination is to be made; the written consent of the nominee to serve if elected and certain other information. The notice must be signed by the shareholder of record who intends to make the nomination (or his or her duly authorized proxy or other representative) and must bear the date of signature of such shareholder or representative. Article III, Section 3.04(e) of the bylaws provides that notices with respect to any nomination for a Board election to be held at any special meeting must contain all the information set forth above and must be received by the Secretary of the Company not later than ten days after notice of such meeting is first given to shareholders. Shareholders wishing to submit a nomination should review the bylaw requirements regarding nominations by shareholders and should communicate with the Secretary, Cobalt Corporation, 401 West Michigan Street, Milwaukee, Wisconsin 53203, for further information.

EXECUTIVE COMPENSATION

    Prior to the Combination, certain executive officers of the Company provided services to BCBSUW, pursuant to the Service Agreement (as herein described), and expenses associated with those services are shared in accordance with the Service Agreement. See "CERTAIN TRANSACTIONS." Compensation information includes total compensation for services rendered to the Company and BCBSUW. Also, AMSG, the predecessor to the Company, had a similar Service Agreement with BCBSUW. The following table summarizes the total compensation paid by the Company or its subsidiaries to the Chief Executive Officer and the four other most highly compensated officers for services rendered to the Company and BCBSUW for the years ended December 31, 2000 and 1999. Information for 1998 reflects the total compensation for the Chief Executive Officer and the four other most highly compensated officers of the Company for services rendered in all capacities to AMSG and BCBSUW and to the Company and BCBSUW.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
	Annual Compensation					Awards	Payouts
Name and Principal Position	Year	Salary(1)	Bonus(1,2)		Other Annual Compensation(3)	Securities Underlying Options	LTIP Payouts(1,4)	All Other Compensation(5)
Thomas R. Hefty Chairman of the Board, President & Chief Executive Officer	2000 1999 1998	$617,508 577,506 525,000	$	— — 154,350	$12,735 28,887 11,570	147,500 147,500 198,200	$ — — 64,985	$4,250 4,000 4,000
Stephen E. Bablitch Vice President & General Counsel	2000 1999 1998	260,826 214,761 184,044		— — 36,073	4,327 11,678 —	121,200 41,000 79,174	— — 11,646	4,250 4,000 4,000
Penny J. Siewert Vice President of Regional Services	2000 1999 1998	249,630 229,077 206,784		— — 44,873	5,726 12,425 6,659	121,200 49,200 90,217	— — 26,536	4,250 4,000 4,000
Gail L. Hanson Vice President & Chief Financial Officer	2000 1999 1998	248,256 170,070 127,200		— — 27,476	4,327 4,036 2,345	121,200 18,000 38,600	— — —	4,250 4,000 3,180
James E. Hartert, M.D. Vice President & Chief Medical Officer and President Innovative Resource Group, LLC.	2000 1999 1998	243,838 210,006 193,740		— — 37,954	1,692 — —	121,200 18,000 29,700	— — —	4,250 4,000 4,000

(1)
Amounts include compensation earned and deferred at the election of the named executive officer during the fiscal years indicated and paid subsequently to the end of each fiscal year.

(2)
Amounts represent bonuses earned under the Company's Profit Sharing Plan and Management Incentive Plan.

(3)
Amounts represent reimbursement for the payment of taxes, the payout for unused personal days and a lump sum payment for deferring a merit increase. The amounts indicated do not include perquisites and the other personal benefits to the named executive officers which for each such officer did not exceed the lesser of $50,000 or 10% of the officer's total annual salary and bonus.

(4)
Amounts represent payments for the 1996-1998 and 1997-1999 LTIP Plans which were discontinued effective December 31, 1997.

(5)
Amounts represent the Company's matching contributions to the Company's 401(k) Plan.

    The following table details the options granted during 2000 to the executive officers listed in the Summary Compensation Table:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
		% of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	# of Securities Underlying Options Granted(1)
			Exercise or Base Price ($/Share)
				Expiration Date
Executive					5%	10%
Thomas R. Hefty	147,500	13.97%	4.31250	01/02/2012	$506,239	$1,360,241
Stephen E. Bablitch	121,200	11.48%	4.31250	01/02/2012	415,974	1,117,703
Penny J. Siewert	121,200	11.48%	4.31250	01/02/2012	415,974	1,117,703
Gail L. Hanson	121,200	11.48%	4.31250	01/02/2012	415,974	1,117,703
James E. Hartert, M.D.	121,200	11.48%	4.31250	01/02/2012	415,974	1,117,703

(1)
All options granted vest at the rate of 25% each year on the anniversary of the grant date. All options for Messrs. Hefty, Bablitch, Hartert, and Ms. Siewert and Ms. Hanson were granted on 01/03/2000.

No options or Stock Appreciation Rights ("SARs") were exercised by any of the executive officers listed in the Summary Compensation Table during 2000. The number of unexercised options and SARs and the total value of unexercised in-the-money options and SARs at December 31, 2000 are shown in the following table.

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
AND FY-END OPTION/SAR VALUES

Name	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable(1)	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/Unexercisable
Thomas R. Hefty	314,029/365,975	-0- / -0-
Stephen E. Bablitch	96,771/199,820	-0- / -0-
Penny J. Siewert	112,232/213,541	-0- / -0-
Gail L. Hanson	34,550/155,250	-0- / -0-
James E. Hartert, M.D.	34,534/150,931	-0- / -0-

(1)
Options become immediately exercisable upon change in control of the Company. A change in control includes: the acquisition by certain persons or groups of 25% or more of the outstanding Common Stock; a change in the membership of a majority of the Board of Directors, if not approved by the incumbent Directors; or the approval by the Company's shareholders of a plan of liquidation, an agreement to sell substantially all of the Company's assets, or certain mergers, consolidations or reorganizations. The Combination was not considered a change in control.

  Defined Benefit Pension Plans

    The Company has provided a non-contributory defined benefit plan to its employees pursuant to its pension plan ("Pension Plan"). The Pension Plan utilizes a cash balance formula which provides annual pay credits of 4% plus transition credits of 4% for the number of years of service on December 31, 1996 (up to 15 years). Interest is calculated monthly and credited annually on the cash balance account based on the yield on 10-year Treasury securities for the month of October of the previous year.

    In addition, the Company provides to executives defined benefits from its supplemental executive retirement plan ("SERP"). The SERP provides a total benefit (taking into account Pension Plan benefits and Social Security benefits) of 2% of final 5-year average pay per year of service (up to 30 years). The approximate annual benefits for the following pay classifications and years of service are expected to be as follows:

PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30 or more
$125,000	$37,500	$50,000	$62,500	$75,000
150,000	45,000	60,000	75,000	90,000
175,000	52,500	70,000	87,500	105,000
200,000	60,000	80,000	100,000	120,000
225,000	67,500	90,000	112,500	135,000
250,000	75,000	100,000	125,000	150,000
275,000	82,500	110,000	137,500	165,000
300,000	90,000	120,000	150,000	180,000
400,000	120,000	160,000	200,000	240,000
500,000	150,000	200,000	250,000	300,000
600,000	180,000	240,000	300,000	360,000

The persons named in the Summary Compensation Table have the following years of credited service which includes all years of service with AMSG: Mr. Hefty, eighteen years; Mr. Bablitch, four years; Ms. Siewert, twenty-four years; Ms. Hanson, sixteen years; and Dr. Hartert, four years.

MANAGEMENT REVIEW COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

Introduction

    The Management Review Committee of the Board of Directors ("Committee") which is comprised of four independent, non-employee directors, establishes and directs the administration of all programs under which executive benefits are provided and compensation is paid or awarded to the Company's executive officers. In addition, the Committee evaluates executive officer performance and assesses the overall effectiveness of the Company's executive compensation programs.

Compensation Philosophy and Objectives

    The Company's executive compensation program is designed to align closely executive compensation with corporate performance and total return to shareholders. The Company has developed an overall compensation philosophy and implemented Plans that are designed to tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and appreciation in the Common Stock price.

    The overall objectives of this compensation philosophy are:

  •
  To attract and retain the executive talent required to attain the Company's goals;

  •
  To motivate these executives to achieve the goals of the Company's current and future business strategy;

  •
  To link executive and shareholder financial interests through equity-based long-term incentive plans; and

  •
  To provide a compensation package that recognizes individual contributions and overall business results.

    Accordingly, the Committee sets compensation opportunities at the 50th percentile of the market for comparable positions at comparable companies. The Company's compensation programs are designed to be dependent on performance, and individual pay delivered from these programs may be higher or lower than the 50th percentile of the market depending on that performance.

    Each year the Committee conducts a full review of the Company's executive compensation program to ensure that pay opportunities are competitive with the current market and that there is appropriate linkage between Company performance and executive compensation. During 2000, this process included consultation with Hewitt Associates ("Hewitt") throughout the year on such issues as base salaries, annual incentives, stock option awards, and overall compensation. The Committee's review included a comparison of the Company's executive compensation against a peer group with which the Company competes for business and executive talent. The Committee believes that the Company's competitors for executive talent include many types of companies. Therefore, the Committee evaluates all relevant sources for executive talent in assessing overall competitiveness. Consequently, the peer group used for compensation analysis will include, but extend beyond, the companies noted in the Performance Graph included in this Proxy Statement.

Elements of Executive Compensation

    The elements of executive compensation include base salary, profit sharing, an annual performance-based management incentive plan and long-term incentives, exclusively nonqualified Common Stock options. The Committee's decisions with respect to each of these elements are discussed below. While the elements of compensation described in this report are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual, including salary, incentive compensation, pension benefits, supplemental retirement benefits, insurance and other benefits. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement, the Committee takes into account the views of Mr. Hefty, the Company's Chief Executive Officer, for positions other than his own.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits a publicly held corporation's deductions for certain executive compensation in excess of $1 million in taxable years beginning after December 31, 1993. Certain performance-based compensation is excepted from the $1 million limitation. The Committee has reviewed Section 162(m) and has considered its impact on the Company's current and future executive compensation Plans.

Base Salary

    Base salaries for executive officers are determined initially by evaluating and comparing the responsibilities of their positions and experiences relative to the competitive marketplace for executive talent. Salary adjustments are determined by evaluating the performance of the Company and of each executive and by surveying the industry to determine the average industry change in executive base salary. In the case of executives with responsibility for a particular business unit, such unit's financial results were also a major consideration. The Committee, where appropriate, considers non-financial performance measures such as increase in market share, gains in administrative cost efficiency, improvements in product quality, and improvements in relations with customers, suppliers, and employees.

    In establishing 2000 base salaries for the Company's executives, the Committee considered competitive data which indicated that the base salaries of the Company's executives were below competitive levels. Accordingly, the executive officers received base salary increases designed to bring them closer to competitive levels.

Annual Incentive Compensation

  Profit Sharing Program

    The Company annually establishes a Profit Sharing Plan for all employees who are employed with the Company for the entire calendar year. The 2000 Profit Sharing Plan (the "Profit Sharing Plan") compensated employees based on corporate profitability, on individual business unit or regional area profitability and on the attainment of high levels of customer satisfaction, all measured against targets set at the beginning of the year.

    Under the corporate profitability goal, the Profit Sharing Plan pays each employee from 0% to 7% of base salary depending on the attainment of specified profit levels. For employees to receive the 7% payout in 2000, BCBSUW (including its ownership in the Company prior to the Combination) had to attain combined net income, excluding net income or loss from extraordinary items, of $23.6 million or more. Since the specified minimum level of profitability ($0) was not attained, no awards were made under the corporate profitability component of the Profit Sharing Plan.

    Individual business unit or regional area financial performance also was measured under the "Local Component" of the Plan, with employees eligible to receive an additional payout of up to 7% of compensation on the "Local Component." The Profit Sharing Plan also contained a customer satisfaction component which enabled employees to earn up to an additional 7% of annual compensation for achievement of high customer satisfaction levels, generally in excess of 94.9%. The Profit Sharing Plan is designed such that there will not be any awards under either the Local Component or the customer satisfaction component if there is not an award under the corporate profitability component. Therefore, none of the executives received any incentive award from the 2000 Profit Sharing Plan.

  Management Incentive Plan

    The Company's executive officers are eligible for an annual performance bonus under the Management Incentive Plan. The bonus paid from this Plan has two components: the Corporate Component and the Individual Performance/Profit Sharing Component. The Corporate Component is equal to one times the executives' total payout from the Profit Sharing Plan (two times the Profit Sharing payout for the CEO) as described above.

    The Individual Performance/Profit Sharing Component has two parts. First, individual performance objectives are established for each eligible executive. These individual objectives can include both financial and non-financial measures related to the performance of the business units or corporate departments for which the executive is responsible. To determine how well executives other than the CEO have performed on their individual performance objectives, the Committee considers input from the CEO as well as other relevant factors. Not all individual performance objectives are quantifiable and the Committee did not assign quantitative relative weights to different factors or follow mathematical formulae. Therefore, the Committee used discretion in evaluating the executives' achievements of their individual performance objectives. Individual performance objectives are also established for the CEO. The Committee evaluates all relevant data to determine to what extent Mr. Hefty has met his performance expectations. Again, the Committee uses its discretion in making this determination.

    The second part of the Individual Performance/Profit Sharing Component is based on the executives' payout from the Local Component of the 2000 Profit Sharing Plan. Bonus payments are made according to a schedule that correlates percentages of base salary paid under the Local Component of the Profit Sharing Plan with specific bonus amounts.

    Bonus amounts could range from 0% to 39% of annual compensation for executives other than the CEO (up to 21% from the Corporate Component and up to 18% from the Individual Performance/Profit Sharing Component) and from 0% to 72% of annual compensation for the CEO (up to 42% from the Corporate Component and up to 30% from the Individual Performance/Profit Sharing Component). For executives to earn the maximum award, they must have achieved outstanding results on each of their individual goals; the profitability of the business unit or regional area to which they are assigned must have reached an exceptional level; and BCBSUW (including its ownership in the Company prior to the Combination) must have achieved a combined return on equity, excluding net income or loss from extraordinary items, of 22% or more. However, the Management Incentive Plan is also designed such that there will not be an award from the Management Incentive Plan if there is not an award from the Profit Sharing Plan. Therefore, none of the executives received any incentive award from the 2000 Management Incentive Plan.

  2001 Supplemental Incentive Plan

    The 2001 Supplemental Incentive Plan was established and designed to focus the organization on activities, behaviors, and leadership that will enhance the performance and stock price for the Company and to retain key executives. The Plan is a one-time supplemental plan, with performance targets that equate to the Company's Annual Operating Plan for 2001.

    Target award opportunities have been established for Mr. Hefty and for each of the other persons named in the Executive Compensation Table if the combined operations achieve their 2001 performance targets. The target awards increase or decrease depending on company performance and, if achieved, vest over three years. The awards increase to a maximum of 200% of the targeted awards if actual performance is 125% or more of targeted performance and decrease to 50% of the targeted awards if actual performance is 75% of targeted performance. If actual performance is less than 75% of targeted performance, there will not be an award.

    In the event of a change in control of the Company, all awards will immediately vest and be calculated as if 100% of the 2001 Annual Operating Plan had been achieved.

Long-Term Incentive Compensation

    The Company's executive compensation strategy is to provide long-term compensation at a competitive level for the managed care market.

  Stock Options

    The Committee is responsible for administering the Company's stock option program, which is designed to motivate employees to maximize shareholder value and maintain a medium to long-term perspective. Option grants are made at the fair market price on the date of grant and become exercisable in equal annual installments over a four-year term, expiring 12 years after the date of grant.

    When determining the size of the option grants made to executives, the Committee considered the results of the competitive market compensation survey performed by Hewitt which focused on the managed care and BCBSUW markets. Hewitt presented its competitive market equity results for 2000 in the form of option grant ranges as opposed to a specific grant number. The use of grant ranges reinforced the Committee's desire for flexibility to tailor actual grants to individual or Company circumstances. The Committee also considered its own evaluation of the executives' past and prospective contributions to the success of the Company, anticipated performance requirements and contributions of each executive officer, and historical option award data. Furthermore, the Committee deliberated at great length regarding the impact of stock option awards on overall dilution. The Committee once again noted that a major contributing factor to dilution concerns still remains the December 1996 stock option grant to the two founders of American Medical Security, Inc. Those options, currently totaling 1,000,000 in number, have an exercise price significantly above the current trading price of the Company's stock and expire on December 2, 2001. Based on all of this information, the Committee awarded options on January 3, 2000, exercisable for 121,200 shares of Common Stock to Mr. Bablitch, Ms. Siewert, Ms. Hanson, and Dr. Hartert.

Executive Severance Agreements.

    BCBSUW has entered into executive severance agreements with nine senior executives, including, Mr. Hefty and each of the other persons named in the Summary Compensation Table. The Company has in place similar agreements with five senior executives who are not named in the Summary Compensation Table. The BCBSUW executive severance agreements provide that a senior executive will receive severance benefits either (1) if the executive officer is terminated without cause; or (2) the executive terminates his or her employment for good reason, in either case during the six-month period prior to a change in control of BCBSUW (or the Company so long as BCBSUW is owned by the Company) or within two years following a change in control.

    Severance benefits under these agreements are divided into three tiers:

    Thomas R. Hefty is in Tier 1, Stephen E. Bablitch, Gail L. Hanson and Penny J. Siewert are in Tier 2 and James E. Hartert, M.D. is in Tier 3.

    Tier 1 benefits include an amount equal to three times the executive's highest base salary, three times the executive's target award under annual bonus and profit sharing plans, continuation of health and welfare benefits for three years, pro rata payments of unpaid annual targeted bonuses and allocation under the profit sharing plan.

    Severance benefits for executives in Tier 2 are generally the same as Tier 1 but are limited to two times base salary and two times targeted awards under the annual bonuses and profit sharing plans and continuation of health and welfare benefits for two years.

    Severance benefits for executives in Tier 3 are generally the same as Tier 1 but are limited to 1.5 times base salary, 1.5 times targeted awards under the annual bonus and profit sharing plans and continuation of health and welfare benefits for 18 months.

    Payments under the Executive Severance Agreements will be made in one lump sum following occurrence of the event giving rise to the payment.

    Executives under Tier 1 severance agreements also receive "gross-up" payments to cover any excise taxes imposed by the Internal Revenue Code of 1986, as amended. Executives under Tier 2 agreements receive "gross-up" payments to cover the above-referenced excise taxes only if payments to those executives that would trigger excise taxes exceed $100,000; otherwise, all payments under Tier 2 agreements are reduced so as to avoid any excise taxes. Payments under Tier 3 agreements are reduced so as to avoid any excise taxes.

Chief Executive Officer Compensation

    Mr. Hefty's annual cash compensation for 2000 included only his base salary. Mr. Hefty did not receive an incentive payment from either the 2000 Profit Sharing Plan or the 2000 Management Incentive Plan.

    Mr. Hefty's base salary in 1999 was approximately 85% of the average base salary for comparable positions, according to the previously mentioned Hewitt compensation survey. Mr. Hefty's base salary for 2000 was increased to an amount which represented approximately 90% of the December 1999 estimated market value of his position.

    Mr. Hefty received on January 3, 2000, an option to purchase 147,500 shares of Common Stock.

Conclusion

    After its review of the total compensation program for the executives of the Company, the Committee continues to believe that these executive compensation policies and practices serve the interests of shareholders and the Company effectively. We also believe that the various compensation programs offered are appropriately balanced to provide increased motivation for executive officers to contribute to the Company's overall future success, thereby increasing the value of the Company for the shareholders' benefit. We will continue to monitor the effectiveness of the Company's total compensation program to meet the ongoing needs of the Company.

Submitted by:  James L. Forbes, Chairman
Richard A. Abdoo
Barry K. Allen
James C. Hickman

Performance Graph

    The following performance graph compares the cumulative shareholder return of the Company's common stock to the cumulative shareholder return of the NYSE Composite and the Morgan Stanley Health Care Payor Index for the period of September 28, 1998 through December 31, 2000. The graph assumes an investment of $100 in each of the Company's common stock, the NYSE Composite Index, and the Morgan Stanley Healthcare Payor Index on September 28, 1998, and assumes reinvestment of all dividends.

Comparison of Cumulative Total Returns Through December 31, 2000
Performance Graph for
Cobalt Corporation
(f/k/a United Wisconsin Services, Inc.)

	09/28/98	12/31/98	12/31/99	12/31/00
Cobalt Corporation	$100.00	$121.59	$61.97	$48.48
NYSE Composite Index	$100.00	$115.83	$128.50	$131.82
Morgan Stanley Health Care Payor Index	$100.00	$118.36	$105.67	$229.16

CERTAIN TRANSACTIONS

Service Agreement

    Prior to the Combination, the Company and BCBSUW were parties to a Service Agreement with respect to the reciprocal provision of certain services, including sales and marketing, rental of office space, computerized data processing, claims processing, and legal, investment, actuarial and other management services. The company receiving a service is obligated to pay the provider thereof the approximate cost for the service which varies depending upon the particular service rendered, determined on either an allocated cost basis or based upon direct costs. If the recipient can obtain any of the services under more favorable terms by performing the services itself or by procuring them from a third party, it is not obligated to renew the Service Agreement for those services if the provider is unwilling to substantially match such terms. However, the Company agreed to purchase claims processing services from BCBSUW pursuant to certain arrangements with Electronic Data Systems Corporation ("EDS"). Pursuant to the Service Agreement, the Company received payments of $9.0 million, $11.7 million, and $11.6 million from BCBSUW for the years ended December 31, 1998, 1999, and 2000, respectively. The original term of the Service Agreement ended on December 31, 1998, and the Service Agreement has since automatically renewed for a period of one year on each succeeding January 1, subject to negotiation of the services to be provided and the rates and allocations set forth therein. Pursuant to Wisconsin law, the Service Agreement is filed with the Office of the Commissioner of Insurance for the State of Wisconsin for its review to determine whether the agreement is reasonable and fair to the interests of the insurance companies which are parties to the agreement.

    In 1984, BCBSUW entered into with Electronic Data Corporation ("EDS") a servicing agreement (the "EDS Servicing Agreement") whereby EDS would develop integrated processing systems, maintain computer hardware and software, and provide data processing personnel. Key systems covered by this agreement included claims, membership, actuarial, commission, general ledger, accounts payable, and fixed assets. The term of the EDS Servicing Agreement runs through December 31, 1999, with an option to terminate upon one year's prior written notice, deliverable at any time. BCBSUW exercised its early termination rights for the claims, actuarial, commission, general ledger, accounts payable, and fixed assets. BCBSUW will continue to receive membership services from EDS. All claims processing functions were converted to the computer system operated by Blue Cross and Blue Shield of South Carolina ("BSSC") effective September 30, 1998. For the years ended December 31, 1998, 1999, and 2000, BCBSUW paid approximately $11.9 million, $3.1 million, and $2.4 million, respectively, for services pursuant to the EDS Servicing Agreement. BCBSUW paid approximately $6.9 million, $13.9 million, and $15.0 million, respectively, for claims processing services obtained from BSSC for the years ended December 31, 1998, 1999, and 2000.

Health and Other Benefits to the Employees of BCBSUW

    Certain subsidiaries of the Company provided health, life and other insurance benefits to the employees of BCBSUW prior to the Conversion. Premium revenue received from BCBSUW for these services totaled $4.5 million, $4.9 million, and $5.4 million in 1998, 1999, and 2000, respectively. In addition, BCBSUW provided health insurance to certain employees of the Company prior to the Conversion.

Intercompany Loan

    An intercompany debt obligation exists between Cobalt and BCBSUW in the principal amount of $70.0 million. On October 30, 1996, the Predecessor Corporation borrowed $70.0 million from BCBSUW to fund the cash portion of the merger consideration in connection with the merger of American Medical Security, Inc. into the Predecessor Corporation. Cobalt assumed that obligation and has pledged the Common Stock of certain of its subsidiaries as collateral for the loan. Interest only is payable quarterly at a rate equal to LIBOR plus 125 basis points, adjusted quarterly. On October 13, 1999, the maturity date of the principal balances was extended from October 30, 1999 to April 30, 2001. Cobalt and BCBSUW intend to refinance this $70 million note obligation with a maturity date subsequent to December 31, 2001. BCBSUW's board of directors has authorized the renegotiation of the note and the extension of the maturity date beyond December 31, 2001, pending approval of the Office of the Commissioner of Insurance.

Registration Rights Agreement

    Pursuant to the Combination, the Company is a party to a registration rights agreement with the Foundation. The following is a summary of the registration rights agreement.

    Purpose.  The registration rights agreement gives the Foundation the right to require Cobalt to register with the Securities and Exchange Commission the Foundation's shares of common stock for sale so that the Foundation may satisfy the divestiture deadlines contained in the voting trust and divestiture agreement without having to rely on private or other nonregistered sales. As discussed below, the registration rights agreement also gives Cobalt the option to purchase shares of Common Stock from the Foundation.

    Demand Registration Rights.  The registration rights agreement gives the Foundation the right to demand that Cobalt effect a registration with the Securities and Exchange Commission of some or all of the shares of Common Stock beneficially owned by the Foundation. This right will last for as long as the Foundation beneficially owns shares of Common Stock. However, Cobalt's obligation to effect a demand registration will be subject to the limitations described below.

    Purchase Option.  If the Foundation requests a demand registration, Cobalt will have the option to purchase any or all of the shares of Common Stock of which the Foundation requests registration before it must take any action. Cobalt will not have the option to purchase less than all of the shares if the market value of the shares that Cobalt elects not to purchase is less than $30 million. The purchase price per share for the shares Cobalt elects to purchase will be the average closing sale price per share of Common Stock on the New York Stock Exchange during the ten consecutive trading days ending on the second trading day immediately preceding the date the Foundation requests the demand registration. If Cobalt does not exercise this option in full, Cobalt must file a registration statement for the remaining shares, subject to certain exceptions.

    Piggy-Back Registration Rights.  In addition to granting the Foundation the right to demand registration of its sales of shares, the registration rights agreement will also permit the Foundation to "piggy-back" on any registrations made by Cobalt. Specifically, the registration rights agreement provides that whenever Cobalt proposes to file a registration statement for a public offering of shares of Common Stock, the Foundation will have the right (i) to have any or all of the shares of Common Stock that it beneficially owns included among the securities Cobalt will register, and (ii) until it beneficially owns less than 50% of the issued and outstanding shares of Common Stock, to have any or all of its shares of Common Stock included among the securities Cobalt will register so that the Foundation is entitled to receive up to 50% of the proceeds from the offering.

    If the lead managing underwriter for an offering for which the Foundation requests piggy-back registration rights determines that marketing or other factors require a limitation on the number of shares of Common Stock the parties can sell in the offering, then Cobalt will have priority over the Foundation unless the Foundation beneficially owns more than 50% of the issued and outstanding shares of Cobalt at the time of the offering and has elected to exercise its right, as described above, to sell shares sufficient to receive up to 50% of the proceeds.

    Continuing Option to Purchase the Foundation Shares.  In addition to the demand purchase option described above, beginning on the date of the earliest of

  •
  the consummation of a demand registration or an offering pursuant to a piggy-back request which results in gross sale proceeds to the Foundation of at least $10 million,

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  the consummation of a private placement transaction by the Foundation resulting in gross sale proceeds to the Foundation of at least $10 million, or

  •
  the purchase by Cobalt of Common Stock in a private placement resulting in gross sale proceeds to the Foundation of at least $10 million,

Cobalt may purchase from the Foundation any or all of the shares of Common Stock beneficially owned by the Foundation at a price equal to (i) the average sale price of Common Stock on the New York Stock Exchange over a prescribed period of time, or (ii) the sale price received in a private placement if the Foundation has not yet exercised its demand or piggy-back registration rights. If Cobalt purchases shares of Common Stock from the Foundation pursuant to this option, it must hold the shares for 45 days before reselling them in a public or private transaction.

    Registration Expenses.  The registration process can be expensive because it involves lawyers, accountants, investment bankers, and other professionals. Cobalt will pay all registration expenses in connection with a demand registration or a piggy-back registration by the Foundation except for the Foundation's legal fees and any underwriting discounts or commissions or transfer taxes.

    Rule 144.  The registration rights agreement provides that the Foundation may not sell any shares of Common Stock that it beneficially owns pursuant to Rule 144 under the Securities Act of 1933, as amended, until the Foundation has sold at least $50 million of Common Stock to purchasers that are not affiliates of the Foundation. Thereafter, the Foundation may sell shares of Common Stock that it owns pursuant to Rule 144 if:

  •
  the intended sale would not be to a person or entity that already owns shares of Common Stock in excess of the ownership limit for that person or entity contained in Cobalt's Amended and Restated Articles of Incorporation;

  •
  the intended sale would not cause a person or entity to own shares of Common Stock in excess of the ownership limits for that person or entity contained in Cobalt's Amended and Restated Articles of Incorporation; and

  •
  the intended sale would not otherwise violate the registration rights agreement, the voting trust and divestiture agreement and Cobalt's Amended and Restated Articles of Incorporation or bylaws.

    Under Rule 144, the amount of stock that a party can sell in any three-month period is limited, and the party can sell the stock only in specified unsolicited broker transactions or transactions with a market maker.

Voting Trust and Divestiture Agreement

    In connection with the Combination, Blue Cross Blue Shield Association ("Association") rules required the Foundation to deposit all of its shares of Common Stock into a voting trust and to sell its shares within prescribed time periods. Accordingly, Cobalt, the Foundation and Marshall & Isley Trust Company have entered into a voting trust and divestiture agreement, which is summarized below.

    Deposit of Shares.  The Foundation deposited into a voting trust all of the shares of Cobalt it received in the Combination. The terms of the voting trust significantly limit the Foundation's voting rights, and the trustee of the voting trust will vote those shares in the manner described below. In addition, the Foundation may dispose of those shares only in a manner that would not violate the ownership requirements contained in the Company's Amended and Restated Articles of Incorporation.

    Withdrawal of Shares.  As described below, the Foundation must sell its shares of Common Stock within prescribed periods of time. In order to sell these shares, the Foundation will need to withdraw shares from the voting trust from time to time. In order to ensure that the Foundation is selling shares in a permitted manner, the Foundation may withdraw shares from the voting trust only in order to sell such shares and then only if:

  •
  the Company registers the shares in the name of the purchaser before the Foundation withdraws them from the voting trust, so that the Foundation may not keep ownership of those shares;

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  the Foundation does not sell the shares to an affiliate of the Foundation, so that the Foundation may not keep indirect ownership of those shares;

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  the Foundation does not sell the shares to a person or entity that already owns shares of Common Stock in excess of the ownership limits contained in Cobalt's Amended and Restated Articles of Incorporation, so that the ownership limits are not violated;

  •
  the sale would not result in a person or entity owning shares of Cobalt in excess of the ownership limits contained in Cobalt's Amended and Restated Articles of Incorporation, so that the ownership limits are not violated; and

  •
  the voting trust and divestiture agreement, the registration rights agreement and Cobalt's Amended and Restated Articles of Incorporation and bylaws permit the sale.

    Voting of Shares Held in Voting Trust.  In general, in order to maintain Cobalt's independence from the Foundation, the trustee of the voting trust will vote the shares of Common Stock owned by the Foundation as directed by the directors of Cobalt, except that the Foundation will decide how to vote these shares on a merger or similar business combination proposal which would result in the then existing shareholders of Cobalt owning less than 50.1% of the resulting company, or which would result in any person or entity who owned 50.1% or less of Common Stock owning more than 50.1% of the voting securities of the resulting entity. Specifically, the trustee of the voting trust will vote all of the Foundation's shares of Cobalt in the voting trust in the following manner:

  •
  If the matter is the election of directors of Cobalt, the trustee will vote the shares in favor of each nominee whose nomination has been approved by (i) a majority of the members of the Cobalt board of directors who were not nominated at the initiative of the Foundation or of a person or entity owning shares of Cobalt in excess of the ownership limits contained in Cobalt's Amended and Restated Articles of Incorporation (such directors being called "Independent Directors"), and (ii) a majority of the entire Cobalt board of directors.

  •
  The trustee will vote against the removal of any director of Cobalt, and against any change to Cobalt's Amended and Restated Articles of Incorporation or bylaws, unless (i) a majority of the Independent Directors, and (ii) a majority of the entire Cobalt board of directors, initiates or consents to such removal or amendment action.

  •
  In the event that any candidates are eligible for election to the board of directors who, if elected, would not qualify as Independent Directors, the trustee will vote the Foundation's shares in the same proportion and for the same candidates as voted for by the Cobalt shareholders; provided, however, that if director seats are eligible for public shareholder representation, the trustee will be directed to vote its shares in the same proportion and for the same candidates voted for by the other Cobalt shareholders. This provision will sunset at such time as the Foundation owns less than 20% of the outstanding shares of Common Stock.

  •
  The trustee will vote as directed by the board of directors of the Foundation on any proposed business combination transaction that if consummated would result in (1) the then existing Cobalt shareholders, including the Foundation, owning less than 50.1% of the outstanding voting securities of the resulting entity, or (2) any person or entity who, prior to the proposed transaction, owned less than 50.1% of the outstanding common stock of Cobalt owning 50.1% or more of the outstanding voting securities of the resulting entity.

  •
  The trustee will vote in accordance with the recommendation of the Cobalt board of directors on any action requiring prior approval of the Cobalt board of directors as a prerequisite to becoming effective.

    In addition, unless a majority of the Independent Directors and a majority of the entire Cobalt board of directors initiates or consents to such action, neither the Foundation nor the trustee of the voting trust may:

  •
  nominate any candidate to fill any vacancy on the Cobalt board of directors;

  •
  call any special meeting of Cobalt shareholders; or

  •
  take any action that would be inconsistent with the voting requirements contained in the voting trust and divestiture agreement.

    Standstill.  As the largest shareholder of Cobalt, the Foundation would ordinarily enjoy the benefits of control typically held by majority shareholders. However, in order to maintain Cobalt's independence from the Foundation, as required by the Association, the Foundation has agreed not to take actions that a shareholder of a corporation ordinarily could take in its capacity as a shareholder. Specifically, the voting trust and divestiture agreement provides that the Foundation may not:

  •
  individually, or as part of a group, acquire the right to vote or dispose of any shares of Common Stock or options to purchase shares of Cobalt stock other than those shares issued to it in the Combination, unless it receives the shares in a stock split or other similar transaction;

  •
  enter into any agreement with any person or entity to sell shares of Cobalt, except in accordance with the voting trust and divestiture agreement and the registration rights agreement;

  •
  sell any of its shares of Common Stock to a person or entity if the person or entity already owns, or would own as a result of the sale transaction and any transactions related to the sale, Common Stock in excess of the ownership limit for the person or entity included in Cobalt's Amended and Restated Articles of Incorporation;

  •
  make any shareholder proposal for submission at an annual meeting of shareholders of Cobalt;

  •
  nominate any candidate to the Cobalt board of directors; or

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  appoint any individual to fill a vacancy on the Cobalt board of directors.

    Observation Rights.  For so long as the Foundation beneficially owns at least 20% of the outstanding shares of Common Stock, the Foundation, through an authorized representative, will have a limited right to attend and observe all meetings and executive sessions of the Cobalt board of directors. However, the authorized representative of the Foundation will not observe any portion of a meeting during which the board of directors addresses an item of business that would pose a conflict of interest for the Foundation.

    Divestiture Requirements.  The Association requires its for-profit licensees to have limitations on the ownership of their stock in order to maintain independence from the control of any single shareholder or group of shareholders. The Foundation's ownership of approximately 77.5% of the outstanding shares of Common Stock entitled to vote would ordinarily exceed the ownership limitations established by the Association. The Association has agreed to waive the ownership limitations for the Foundation provided that the Foundation satisfies a number of conditions, including selling the shares of Common Stock that it owns in the manner and within the time periods described below.

One-Year Divestiture Deadline

    The Foundation must sell shares of Cobalt so that it beneficially owns less than 80% of the outstanding Common Stock within one year of the Combination. Because the Foundation owns approximately 77.5% of Cobalt's outstanding shares entitled to vote, it should not be necessary for any sales to be effected during this period.

Three-Year Divestiture Deadline

    In addition to meeting the one-year divestiture deadline, the Foundation must sell shares of Common Stock so that it beneficially owns less than 50% of the outstanding shares of Common Stock within three years of the Combination. This three-year period is extended day-by-day, up to a maximum of 365 days, for each day that the Foundation does not require Cobalt to register the Foundation's shares of Common Stock under a demand registration because Cobalt had recently effected a registration of Common Stock.

Five-Year Divestiture Deadline

    In addition to meeting the one-year divestiture deadline and the three-year divestiture deadline, the Foundation must sell shares of Common Stock so that it beneficially owns less than 20% of the outstanding shares of Cobalt within five years of the Combination. This five-year period is extended day-by-day, up to a maximum of 730 days, for each day that the Foundation does not require Cobalt to register the Foundation's shares of Common Stock under a demand registration because Cobalt had recently effected a registration of Common Stock.

Extension of Divestiture Deadlines

    Extension Sought by The Foundation.  In the event that the Foundation cannot meet the divestiture deadlines, it may be able to obtain an extension if it receives Association approval. Specifically, Cobalt must extend the divestiture deadlines if:

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  the Foundation makes a good faith and reasonable determination that compliance with the divestiture deadlines would have a material adverse effect on the Foundation;

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  the Foundation advises Cobalt of its determination and the reasons for the determination and makes a reasonable request for an extension of the pending divestiture deadline; and

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  Cobalt receives written confirmation from the Association that the Foundation's request for an extension of the divestiture deadline would not cause a violation of the license agreement between Cobalt and the Association.

    Extension Sought by Cobalt.  Similarly, Cobalt can extend the divestiture deadline for the Foundation without a prior request by the Foundation. Any such extension is subject to prior approval of the Association. Specifically, Cobalt may extend the divestiture deadlines if Cobalt makes a good faith determination that compliance with the divestiture deadlines would have a material adverse effect on Cobalt or any of its shareholders, other than the Foundation, and if Cobalt receives written confirmation from the Association that the extension of the divestiture deadline requested by Cobalt would not cause a violation of the license agreement between Cobalt and the Association.

Failure to Meet Divestiture Deadlines

    It is possible that the Foundation will not be able to meet the divestiture deadlines. If the Foundation fails to meet a divestiture deadline, Cobalt will arrange for the sale of those shares of Common Stock that the agreement required the Foundation to sell and will pay the proceeds received in the sale to the Foundation, after deducting the expenses incurred by Cobalt. The sale of these shares would likely require registration with the Securities and Exchange Commission. Registration is an expensive and time consuming process. Thus, the sale of these shares may take considerable time to complete. The Foundation will pay the expenses of the sale. Until sold, the trustee of the voting trust will vote those shares of Cobalt as described in this document.

    If the Foundation is the sole shareholder of Cobalt at a time when the Foundation has failed to meet any divestiture deadline and when a change of control has been proposed, then the shares which the Foundation should have sold will be voted in favor of the proposed change of control.

    Dividends.  In the future, Cobalt may declare and pay dividends on the outstanding shares of Common Stock. The Foundation will be entitled to receive all cash dividends paid on the shares of Common Stock held in the voting trust, after the trustee deducts its fees and expenses. Any stock dividends paid on the shares of Common Stock held in the voting trust will be subject to the voting trust as if originally deposited in the voting trust.

    Trustee Compensation and Qualifications.  Cobalt and the Foundation will each pay one-half of the trustee's annual fee which the parties will agree upon prior to the closing of the Combination.

    At all times, the trustee must:

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  be authorized to act as a trustee under Wisconsin law;

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  not own more than 1% of Cobalt's outstanding stock other than the stock held for the Foundation; and

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  not have any director or officer that serves as a director or officer of Cobalt.

    Termination of Voting Trust and Divestiture Agreement.  The voting trust and divestiture agreement will terminate once the trustee receives notice from Cobalt and the Foundation that the Foundation beneficially owns less than 5% of the outstanding shares of Common Stock. At that point, the restrictions and deadlines in the voting trust and divestiture agreement will no longer apply, and the Foundation will have satisfied the divestiture deadlines.

    Litigation.  In order to further ensure that Cobalt will remain independent from the Foundation, the Foundation may not participate in litigation against Cobalt that challenges the ownership limitations and other provisions required by the Association for its for-profit licensees. Specifically, the Foundation may not join as a party in any litigation that alleges that:

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  a party may not enforce any provisions of the voting trust and divestiture agreement or Cobalt's Amended and Restated Articles of Incorporation or bylaws in accordance with their terms;

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  the Cobalt board of directors should not enforce any of the provisions of Cobalt's Amended and Restated Articles of Incorporation or bylaws in any particular case or circumstances; or

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  the Cobalt board of directors should approve or abandon any proposal concerning an extraordinary business combination involving Cobalt.

    The Foundation may, however, participate in any litigation that alleges that the Cobalt board of directors should solicit proposals from third parties or initiate a bidding process for the acquisition of Cobalt.

    Acquisition Proposals.  The voting trust and divestiture agreement provides that the Foundation may not solicit or encourage inquiries or proposals with respect to, or provide any confidential information to or have any discussions, meetings, or communications with, a person relating to a merger, tender offer, or other business combination, involving Cobalt. However, the Foundation may:

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  have discussions with the counter-party to a business combination transaction after the Cobalt board of directors submits the transaction to the Cobalt shareholders for approval; and

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  have discussions with any person or entity concerning the sale of Common Stock as permitted by the voting trust and divestiture agreement and the registration rights agreement.

    In addition, under the voting trust and divestiture agreement, for so long as the Foundation beneficially owns at least 20% of the outstanding shares of Common Stock, Cobalt must consult with the Foundation before soliciting, or upon receiving, a business combination proposal in which the then existing Cobalt shareholders including the Foundation will own less than a majority of the outstanding shares of the resulting entity.

SECTION 16 COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors and persons owning in excess of ten percent of the shares of the Common Stock outstanding to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the exchange on which the Common Stock is traded. Officers, directors and ten percent shareholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

    Based upon a review of the information furnished to the Company, the Company believes that during the fiscal year ended December 31, 2000, its officers and directors and BCBSUW complied with all applicable Section 16(a) filing requirements.

AUDITORS

    The Audit Committee of the Board of Directors has selected Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 2000. Ernst & Young has examined the accounts of the Company since 1988. Representatives of Ernst & Young will be present at the Meeting, will be available to respond to questions and may make a statement if they so desire.

Audit Fees

    The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $213,000.

Financial Information Systems Design and Implementation Fees.

    Ernst & Young did not provide any professional services to the Company for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

All Other Fees

    The aggregate fees billed by Ernst & Young for services rendered to the Company, other than for services described above under "Audit Fees" for the fiscal year ended December 31, 2000, were $673,000, including audit-related fees of $644,000 and non-audit services of $29,000. Audit-related services generally include fees for information system security certification, SEC registrations, internal audit assistance, statutory audits, accounting consultations, business acquisitions and benefit plans.

OTHER MATTERS

    The Company knows of no other matters to come before the Meeting. If any other matters properly come before the Meeting, or any adjournments or postponements thereof, it is the intention of the persons acting pursuant to the accompanying appointment of proxy form to vote the shares represented thereby in accordance with their best judgment.

SHAREHOLDER PROPOSALS

    Pursuant to Article II of the Company's bylaws which provides procedures by which shareholders may raise matters at annual meetings, proposals which shareholders intend to present at the 2002 Annual Meeting of Shareholders must be received by the Company between January 30, 2002 and March 1, 2002 to be presented at that meeting. To be eligible for inclusion in the proxy material for that meeting, shareholder proposals must be received by December 26, 2001.

COBALT CORPORATION

Stephen E. Bablitch, Secretary

Milwaukee, Wisconsin
April 25, 2001

A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK AS OF APRIL 13, 2001, ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: STEPHEN E. BABLITCH, SECRETARY, COBALT CORPORATION, 401 WEST MICHIGAN STREET, MILWAUKEE, WISCONSIN 53203.

APPENDIX A

AUDIT COMMITTEE CHARTER
Cobalt Corporation

Organization

    This charter governs the operations of the Audit Committee (the "Committee"). The Committee shall review and reassess the charter at least annually, recommend changes, which shall require approval of the board of directors and publish the charter at least every three years in accordance with Securities and Exchange Commission regulations. Subject to Article II of the Company's bylaws, the Committee shall be appointed by the board of directors and shall have three to six directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate, (or shall become financially literate within a reasonable period of time after appointment to the Committee,) and at least one member shall have accounting or related financial management expertise. Committee members shall meet the requirements of the New York Stock Exchange.

Statement of Policy

    The Audit Committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes

    The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. The Committee shall keep minutes and records of all of their meetings and activities. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee shall develop compliance standards and procedures capable of reducing the prospect of conduct which violates applicable law.

    The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

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The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the Audit Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the board the selection of the Company's independent auditors, and shall review the performance of the Financial Audit Director.

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The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. The Committee shall review significant findings prepared by the independent auditors and the internal audit department together with management's responses, including the status of previous recommendations. On at least an annual basis, the Committee shall review any legal matters that could have a significant impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and inquiries or reviews by regulators or governmental agencies. Further, the Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

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The Committee shall take reasonable steps to ensure that management of the Company has in place an effective program to prevent and detect and if necessary, report violations of law (the "Compliance Program"). The Committee shall ensure that high-level personnel of the Company are assigned overall responsibility to oversee compliance, and that, as part of any Compliance Program, standards and procedures capable of reducing the prospect of unlawful activity are put into place. The Committee shall review and revise the Compliance Program and any Code of Conduct developed in connection therewith as necessary to ensure that it is current within the general operating standards in the industry in which the Company operates.

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The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

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The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

COBALT CORPORATION

401 West Michigan Street, Milwaukee, WI 53203

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Thomas R. Hefty and Gail L. Hanson, and each of them, proxies of the undersigned with power of substitution, to vote all shares of the common stock the undersigned is entitled to vote at the Annual Meeting of the Shareholders of Cobalt Corporation to be held on May 30, 2001 at 11:00 a.m., and at any adjournments or postponements thereof, as indicated below.

The shares of common stock represented by this proxy will be voted as directed. If no direction is specified, the shares of common stock will be voted FOR Item 1.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

COBALT CORPORATION 2001 ANNUAL MEETING

Item 1: ELECTION OF DIRECTORS: (TERMS EXPIRING AT THE 2004 ANNUAL MEETING)	1 - Thomas R. Hefty 3 - Kenneth M. Viste, Jr., M.D.	2 - Janet D. Steiger	/ / FOR all nominees listed to the left (except as specified below).	/ / WITHHOLD AUTHORITY to vote for all nominees listed to the left.
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) / /
With discretionary power upon all other business that may properly come before the meeting and upon matters incident to the conduct of the meeting.
The Board of Directors recommends a vote FOR the nominees as directors.
Check appropriate box Indicate changes below: Address Change?	/ / Name Change? / /	Date		NO. OF SHARES

Signature(s) in Box
Please sign exactly as your name appears on this proxy giving your full title if signing as attorney or fiduciary. If shares are held jointly, each joint owner should sign. If a corporation, please sign in full corporate name, by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ITEM 1—ELECTION OF DIRECTORS
NOMINEES STANDING FOR ELECTION
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
PENSION PLAN TABLE
MANAGEMENT REVIEW COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Performance Graph
CERTAIN TRANSACTIONS
SECTION 16 COMPLIANCE
AUDITORS
OTHER MATTERS
SHAREHOLDER PROPOSALS
APPENDIX A